Exhibit 99.1

   David Wester Joins Board of Directors of Medical Staffing Network Holdings

     BOCA RATON, Fla.--(BUSINESS WIRE)--January 21, 2005--Medical Staffing Network Holdings, Inc. (NYSE:MRN) today announced that David Wester has been appointed to the Company's Board of Directors. Concurrently with Mr. Wester's appointment to the Board, Scott Hilinski has announced his resignation from the Board.
     Mr. Wester has been the President of VITAS Healthcare Corporation since 2002 and served as Chief Financial Officer and Treasurer since 1997. Mr. Wester previously served as Executive Vice President for Foundation Health, a Florida Health Plan, Inc. company, and as Executive Vice President and Chief Financial Officer of Care Florida, Inc. (formerly Heritage Health Plan). Mr. Wester began his career with Price Waterhouse. Mr. Wester is a Certified Public Accountant and a member of the American Institute of Certified Public Accountants, the Florida Institute of Certified Public Accountants, Financial Executives Institute and Treasury Management Association.
     "We are very pleased to have David join our Board of Directors," commented Robert J. Adamson, Chairman and Chief Executive officer of Medical Staffing Network Holdings. "David brings more than 20 years of healthcare industry experience to the Company's Board. We look forward to the valuable guidance he will provide. Scott Hilinski's expanding commitments at the investment firm, Nautic Partners, requires that he reduce the number of boards on which he serves. The Company thanks Scott for the invaluable contributions he has made during his more than six years as a member of our Board."

     Company Summary

     Medical Staffing Network Holdings, Inc. is the largest provider of per diem nurse staffing services in the United States. The Company also provides travel nurse staffing services and is a leading provider of allied health professionals, including radiology specialists, diagnostic imaging technicians and clinical laboratory technicians.


     CONTACT: Medical Staffing Network Holdings, Inc.
              Robert J. Adamson, 561-322-1303